Exhibit 12

                     GE GLOBAL INSURANCE HOLDING CORPORATION
                          AND CONSOLIDATED SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                      Nine Months Ended September 30, 2003

                                   (Unaudited)

(Dollars in millions)

Earnings:
   Earnings before income taxes
                                                             $566
   Fixed charges:
     Minority interest in net earnings of
         consolidated subsidiaries (1)                         67
     Interest expense (2)                                      96
                                                       -----------------
                                                             $729
                                                       =================

Fixed charges:
     Minority interest in net earnings of
         consolidated subsidiaries (3)                        $95
     Interest expense (2)                                      96
                                                       -----------------
                                                             $191
                                                       =================

Ratio of earnings to fixed charges                           3.82
                                                       =================




(1) Minority interest in net earnings of consolidated subsidiaries includes earnings from purchased affiliates and dividends on subsidiary's preferred stock.

(2) Interest expense includes an amount for one-third of the rental expense, which we believe is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pre-tax earnings amount which would be required to cover such fixed charges as calculated below:

                      Earnings From Purchased Affiliates or
                Subsidiary's Preferred Stock Dividend Requirement
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.